CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - MARCH 2009
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (896,753.512 units) at February 28, 2009        $2,375,804,775
Additions of 0.000 units on March 31, 2009                                   0
Redemptions of (22,803.167) units on March 31, 2009                (59,065,231)
Offering Costs                                                        (218,001)
Net Income (Loss) - March 2009                                     (52,794,019)
                                                                --------------

Net Asset Value (873,950.345 units) at March 31, 2009           $2,263,727,524
                                                                ==============

Net Asset Value per Unit at March 31, 2009                      $     2,590.22
                                                                ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $      673,416
    Change in unrealized                                           (47,275,459)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        28,031,414
    Change in unrealized                                           (20,207,154)
  Interest income                                                       85,945
                                                                --------------

                                                                   (38,691,838)
                                                                --------------

Expenses:
  Brokerage fee                                                     13,982,534
  Performance fee                                                            0
  Operating expenses                                                   119,647
                                                                --------------

                                                                    14,102,181
                                                                --------------

Net Income (Loss) - March 2009                                  $  (52,794,019)
                                                                ==============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on March 31, 2009                      $     2,590.22

Net Asset Value per Unit on February 28, 2009                   $     2,649.34

Unit Value Monthly Gain (Loss) %                                         (2.23)%

Fund 2009 calendar YTD Gain (Loss) %                                     (1.51)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Global Equity Rebound Produces Losses in March...

Stock markets rallied in March as the 2008 fourth quarter earnings announcements subsided and large U.S. banks announced they would be profitable for the first two months of 2009. The majority of the Fund's losses this month resulted from equity indices trading, as the equity rally adversely impacted our net short positions globally.

Commodities recorded minimal losses as energy price swings have become correlated with equities and metals surged on news of China's economic stimulus plan.

Gains from fixed income markets were recorded from our long global bond positions as prices moved significantly higher on announcements from the Swiss, British and American Central Banks on their intentions of adding liquidity by purchasing medium to long-term bonds in the market.

Foreign exchange trading resulted in minimal gains as investors sought currencies whose home central banks were not keen on engaging in quantitative easing.

Have world equity markets found their bottom? The answer is far from clear, which is why we believe a diversified investment profile is the most prudent approach to take in these unusual economic times. We are proud to provide a systematic approach to a diversified market set on behalf of our investors.

As always, please do not hesitate to contact me should you have any questions or concerns.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.